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November 29, 2000

Mr. Paul Lacroix
Deloitte & Touche
155 East. Broad Street
Columbus OH  43215-3611

Dear Paul:

We have engaged GBQ Partners LLP to audit our financial statements for the year ended December 31, 2000. In connection therewith, they would like to make inquiries and examine your work papers for the audit of our financial statements for the years ended December 31, 1998 and December 31, 1999. Also, they would like to examine the tax records maintained by you for the two years prior to our current audit date. We hereby authorize you to respond fully and without limitation to their requests.

Please allow our auditors to copy any information needed from files related to our financial statements or tax returns that they request (unless proprietary in nature) and bill our company for the reproduction costs.

We have represented to our auditors that we are not involved with your firm in any disputes about accounting principles, auditing procedures, or similarly significant items and that we have paid in full for all services rendered by you to date. You will be contacted by Paul R. Anderson of this audit firm concerning these matters.

Very truly yours,


Kenneth P. Furlong
Controller
PH Group, Inc.
1-001141

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